Exhibit 10.1

ADVISORY AGREEMENT

AMONG

NORTHSTAR HEALTHCARE INCOME, INC.,

NORTHSTAR HEALTHCARE INCOME OPERATING PARTNERSHIP, LP,

NSAM J-NSHC LTD

AND

NORTHSTAR ASSET MANAGEMENT GROUP INC.

TABLE OF CONTENTS

ARTICLE 1 - DEFINITIONS	2
ARTICLE 2 - APPOINTMENT	6
ARTICLE 3 - DUTIES OF THE ADVISOR	7
3.01 Offering Services	6
3.02 Acquisition Services	7
3.03 Asset Management Services	7
3.04 Accounting and Other Administrative Services	8
3.05 Stockholder Services	9
3.06 Financing Services	10
3.07 Disposition Services	10
ARTICLE 4 - AUTHORITY OF ADVISOR	10
4.01 Powers of the Advisor	10
4.02 Approval by the Board	10
4.03 Modification or Revocation of Authority of Advisor	10
ARTICLE 5 - BANK ACCOUNTS	10
ARTICLE 6 - RECORDS AND ACCESS	11
ARTICLE 7 - LIMITATION ON ACTIVITIES	11
ARTICLE 8 - FEES	11
8.01 Acquisition Fees	11
8.02 Asset Management Fees	12
8.03 Disposition Fees	12
8.04 Operating Partnership Interests	12
8.05 Changes to Fee Structure	12
ARTICLE 9 - EXPENSES	13
9.01 General	13
9.02 Timing of and Additional Limitations on Reimbursements	14
ARTICLE 10 - OTHER SERVICES	14
ARTICLE 11 - VOTING AGREEMENT	14
ARTICLE 12 - RELATIONSHIP OF ADVISOR AND COMPANY; OTHER ACTIVITIES OF THE ADVISOR	14
12.01 Relationship	14
12.02 Time Commitment	14
12.03 Investment Opportunities and Allocation	15
12.04 Internalization and Liquidity Transaction	15
ARTICLE 13 - THE NORTHSTAR NAME	16
ARTICLE 14 - TERM AND TERMINATION OF THE AGREEMENT	16
14.01 Term	16
14.02 Termination by the Parties	16
14.03 Payments on Termination and Survival of Certain Rights and Obligations	17
ARTICLE 15 - ASSIGNMENT	17
ARTICLE 16 - INDEMNIFICATION AND LIMITATION OF LIABILITY	17
16.01 Indemnification	17

i

16.02 Limitation on Indemnification	18
16.03 Limitation on Payment of Expenses	18
16.04 Indemnification by Advisor	18
ARTICLE 17 - NON-SOLICITATION	19
ARTICLE 18 - MISCELLANEOUS	19
18.01 Notices	19
18.02 Modification	19
18.03 Severability	19
18.04 Construction	19
18.05 Entire Agreement	19
18.06 Waiver	20
18.07 Gender	20
18.08 Titles Not to Affect Interpretation	20
18.09 Counterparts	20

ii

ADVISORY AGREEMENT

THIS ADVISORY AGREEMENT (this “Agreement”), dated as of June 30, 2014, and effective as of the date that the Proposed Spin-off (as defined below) is completed (the “Effective Date”), is entered into by and among NorthStar Healthcare Income, Inc., a Maryland corporation (the “Company”), NorthStar Healthcare Income Operating Partnership, LP, a Delaware limited partnership (the “Operating Partnership”), NSAM J-NSHC Ltd, an Isle of Jersey limited company (the “Advisor”), and, solely in connection with the obligations set forth in Section 12.03 and Article 13, NorthStar Asset Management Group Inc., a Delaware corporation (“NSAM”). Capitalized terms used herein shall have the meanings ascribed to them in Section 1 below.
W I T N E S S E T H
WHEREAS, the Company has qualified as a REIT and intends to invest its funds in investments permitted by the terms of Sections 856 through 860 of the Code;
WHEREAS, the Company is the general partner of the Operating Partnership and conducts all of its business and make all or substantially all Investments through the Operating Partnership;
WHEREAS, the Company, the Operating Partnership, NorthStar Healthcare Income Advisor, LLC (the “Original Advisor”) and NorthStar Realty Finance Corp. (“NRF”) were parties to the Amended and Restated Advisory Agreement dated as of July 31, 2012 (the “Original Advisory Agreement”), pursuant to which the Original Advisor managed the day-to-day activities of the Company and implements the Company’s investment strategy;
WHEREAS, NRF previously approved a plan to spin-off NRF’s asset management business into NSAM, which intends to provide asset management and other services to the Company (the “Proposed Spin-off”);
WHEREAS, in connection with the Proposed Spin-off, the Company terminated the Original Advisory Agreement, conditioned upon the completion of the Proposed Spin-off;
WHEREAS, the Company and the Operating Partnership desire to avail themselves of the knowledge, experience, sources of information, advice, assistance and certain facilities available to the Advisor and to have the Advisor undertake the duties and responsibilities hereinafter set forth, on behalf of, and subject to the supervision of, the Board of the Company, all as provided herein; and
WHEREAS, the Company, the Operating Partnership, the Advisor and NSAM desire to enter into this Agreement, conditioned upon the completion of the Proposed Spin-off.
NOW, THEREFORE, in consideration of the foregoing and of the mutual covenants and agreements contained herein, the sufficiency of which is hereby acknowledged by all parties, the parties hereto agree as follows:

ARTICLE 1
As used in this Agreement, the following terms shall have the meanings specified below:
Acquisition Expenses means any and all expenses, excluding Acquisition Fees incurred by the Company, the Operating Partnership, the Advisor or any of their Affiliates in connection with the selection, evaluation, acquisition, origination or development of any Investments, whether or not acquired or originated, as applicable, including, without limitation, legal fees and expenses, travel and communications expenses, costs of appraisals, nonrefundable option payments on properties or other investments not acquired, accounting fees and expenses, title insurance premiums and the costs of performing due diligence.
Acquisition Fees means the fee payable to the Advisor pursuant to Section 8.01 plus all other fees and commissions, excluding Acquisition Expenses, paid by any Person to any Person in connection with making or investing in any Investments or the purchase, development or construction of any Property by the Company. Included in the computation of such fees or commissions shall be any real estate commission, selection fee, development fee, construction fee, nonrecurring management fee, loan fees or points or any fee of a similar nature, however designated. Excluded shall be development fees and construction fees paid to Persons not Affiliated with the Advisor in connection with the actual development and construction of a Property.
Advisor means: (i) NSAM J-NSHC Ltd, an Isle of Jersey limited company; or (ii) any successor advisor to the Company.
Affiliate or Affiliated means with respect to any Person: (i) any Person directly or indirectly controlling, controlled by, or under common control with such other Person; (ii) any Person directly or indirectly owning, controlling, or holding with the power to vote 10.0% or more of the outstanding voting securities of such other Person; (iii) any legal entity for which such Person acts as an executive officer, director, trustee, or general partner; (iv) any Person 10.0% or more of whose outstanding voting securities are directly or indirectly owned, controlled, or held, with power to vote, by such other Person; and (v) any executive officer, director, trustee, or general partner of such other Person. An entity shall not be deemed to control or be under common control with a program sponsored by the sponsor of the Company unless (A) the entity owns 10.0% or more of the voting equity interests of such program or (B) a majority of the Board (or equivalent governing body) of such program is composed of Affiliates of the entity.
Asset Management Fee means the fees payable to the Advisor pursuant to Section 8.02.
Average Invested Assets means, for a specified period, the average of the aggregate book value of the assets of the Company invested, directly or indirectly, in Investments before reserves for depreciation or bad debts or other similar non-cash reserves, computed by taking the average of such values at the end of each month during such period.
Board means the board of directors of the Company, as of any particular time.
Bylaws means the bylaws of the Company, as amended from time to time.
Cause means with respect to the termination of this Agreement, fraud, criminal conduct, misconduct, negligence or breach of fiduciary duty by the Advisor, or a material breach of this Agreement by the Advisor.
Charter means the articles of incorporation of the Company, as amended from time to time.
Code means the Internal Revenue Code of 1986, as amended from time to time, or any successor statute thereto. Reference to any provision of the Code shall mean such provision as in effect from time to time, as the same may be amended, and any successor provision thereto, as interpreted by any applicable regulations as in effect from time to time.

Company means NorthStar Healthcare Income, Inc., a corporation organized under the laws of the State of Maryland.
Contract Sales Price means the total consideration received by the Company for the sale of an Investment.
Cost of Investments means the sum of: (i) with respect to the acquisition or origination of a Property, Loan or other Investment to be wholly owned, directly or indirectly, by the Company, the amount actually paid or allocated to fund the acquisition, origination, development, construction or improvement of the Property, Loan or other Investment, inclusive of expenses associated with such Property, Loan or other Investment and the amount of any debt associated with, or used to fund the investment in, such Property, Loan or other Investment; and (ii) with respect to the acquisition or origination of a Property, Loan or other Investment through any Joint Venture, the portion of the amount actually paid or allocated to fund the acquisition, origination, development, construction or improvement of the Property, Loan or other Investment, inclusive of expenses associated with such Property, Loan or other Investment and expenses of the Joint Venture, plus the amount of any debt associated with, or used to fund the investment in, such Property, Loan or other Investment that is attributable to the Company’s investment in such Joint Venture.
Dealer Manager means NorthStar Realty Securities, LLC, a Delaware limited liability company, or such other Person or entity selected by the Board to act as dealer manager for the Offering.
Disposition Fee means the fees payable to the Advisor pursuant to Section 8.03.
Distribution means any distributions of money or other property by the Company to Stockholders, including distributions that may constitute a return of capital for federal income tax purposes.
Escrow Agent has the meaning set forth in Section 12.04(ii).
Excess Amount has the meaning set forth in Section 9.02.
Expense Year has the meaning set forth in Section 9.02.
FINRA means the Financial Industry Regulatory Authority, Inc.
GAAP means generally accepted accounting principles as in effect in the United States of America from time to time.
Good Reason means either: (i) any failure by the Company or the Operating Partnership to obtain a satisfactory agreement from any successor to the Company or the Operating Partnership to assume and agree to perform the Company’s or the Operating Partnership’s obligations under this Agreement; or (ii) any material breach of this Agreement of any nature whatsoever by the Company or the Operating Partnership.
Gross Proceeds means the aggregate purchase price of all Shares sold for the account of the Company through an Offering, without deduction for Organization and Offering Expenses, and not including Shares sold pursuant to the Company’s distribution reimbursement plan.
Independent Directors has the meaning set forth in the Articles of Incorporation.
Initial Escrow Release Date shall mean the date that one of the thresholds in Section 12.04(iii) is met.
Initial Public Offering means the initial public offering of Shares registered on Registration Statement No. 333-170802 on Form S-11.

Internalization Transaction has the meaning set forth in Section 12.04.
Investments means any investments by the Company or the Operating Partnership in Properties, Loans and all other investments in which the Company or the Operating Partnership may acquire an interest, either directly or indirectly, including through ownership interests in a Joint Venture, pursuant to its Charter, Bylaws and the investment objectives and policies adopted by the Board from time to time, other than short-term investments acquired for purposes of cash management.
Joint Venture means any joint venture, limited liability company, partnership or other entity pursuant to which the Company is a co-venturer or partner with respect to the ownership of any Investments.
Listing means the listing of the Shares on a national securities exchange. Upon such Listing, the Shares shall be deemed “Listed.”
Loans means mortgage loans and other types of debt financing investments made by the Company or the Operating Partnership, either directly or indirectly, including through ownership interests in a Joint Venture, including, without limitation, mezzanine loans, B-notes, bridge loans, convertible debt, wraparound mortgage loans, construction mortgage loans, loans on leasehold interests, and participations in such loans.
NASAA REIT Guidelines means the Statement of Policy Regarding Real Estate Investment Trusts published by the North American Securities Administrators Association as in effect on the Effective Date.
Net Income means, for any period, the Company’s total revenues applicable to such period, less the total expenses applicable to such period excluding additions to reserves for depreciation, bad debts or other similar non-cash reserves; provided, however, Net Income for purposes of calculating total allowable Operating Expenses (as defined herein) shall exclude the gain from the sale of the Company’s assets.
NSAM means NorthStar Asset Management Group Inc., a corporation organized under the laws of the State of Delaware.
Offering means any offering of Shares that is registered with the SEC, excluding Shares offered under any employee benefit plan.
Operating Expenses means all costs and expenses paid or incurred by the Company, as determined under GAAP, that in any way are related to the operation of the Company or its business, including fees paid to the Advisor, but excluding: (i) the expenses of raising capital such as Organization and Offering Expenses, legal, audit, accounting, underwriting, brokerage, listing, registration, and other fees, printing and other such expenses and taxes incurred in connection with the issuance, distribution, transfer, registration and Listing; (ii) interest payments; (iii) taxes; (iv) non-cash expenditures such as depreciation, amortization, bad debt reserves and equity-based compensation; (v) incentive fees paid in compliance with the NASAA REIT Guidelines; and (vi) Acquisition Fees, origination fees, Acquisition Expenses, real estate commissions on the resale of real property and other fees and expenses connected with the acquisition, financing, disposition, management and ownership of real estate interests, loans or other property (other than commissions on the sale of assets other than real property), including the costs of foreclosure, insurance premiums, legal services, maintenance, repair, and improvement of property. The definition of “Operating Expenses” set forth above is intended to encompass only those expenses which are required to be treated as “Total Operating Expenses” under the NASAA REIT Guidelines. As a result, and notwithstanding the definition set forth above, any expense of the Company which is not part of Total Operating Expenses under the NASAA REIT Guidelines shall not be treated as part of “Operating Expenses” for purposes hereof.
Operating Partnership means NorthStar Healthcare Income Operating Partnership, LP, a Delaware limited partnership formed to own and operate Investments on behalf of the Company.

Operating Partnership Agreement means the agreement among the Company, the Advisor and NorthStar Healthcare Income OP Holdings, LLC.
Operator means an entity that has been retained to perform and carry out property management services at one or more of the Properties, excluding persons, entities or independent contractors retained or hired to perform facility management or other services or tasks at a particular Property, the costs for which are passed through to and ultimately paid by the tenant at such Property.
OP Units means the units of limited partnership interest in the Operating Partnership.
Organization and Offering Expenses means any and all costs and expenses incurred by or on behalf of the Company and to be paid from the Assets in connection with the formation of the Company and the qualification and registration of an Offering, and the marketing and distribution of Shares, including, without limitation, total underwriting and brokerage discounts and commissions (including fees of the underwriters’ attorneys), expenses for printing, engraving and amending registration statements or supplementing prospectuses, mailing and distributing costs, salaries of employees while engaged in sales activity, telephone and other telecommunications costs, all advertising and marketing expenses, charges of transfer agents, registrars, trustees, escrow holders, depositories and experts and fees, expenses and taxes related to the filing, registration and qualification of the sale of the Shares under federal and state laws, including taxes and fees and accountants’ and attorneys’ fees.
Original Issue Price shall mean the original issue price of the Shares outstanding at the time of an Internalization Transaction, reduced by any Pre-Internalization Special Distributions.
Person means an individual, corporation, partnership, estate, trust (including a trust qualified under Section 401(a) or 501(c) (17) of the Code), a portion of a trust permanently set aside for or to be used exclusively for the purposes described in Section 642(c) of the Code, association, private foundation within the meaning of Section 509(a) of the Code, joint stock company or other entity, or any government or any agency or political subdivision thereof, and also includes a group as that term is used for purposes of Section 13(d)(3) of the Securities Exchange Act of 1934, as amended.
Pre-Internalization Special Distributions shall mean any cash Distributions that have been paid prior to an Internalization Transaction from net proceeds of the Sale of assets of the Company.
Property means any real property or properties transferred or conveyed to the Company or the Operating Partnership, either directly or indirectly, including through ownership interests in a Joint Venture.
Prospectus means the Company’s final prospectus for any public offering within the meaning of Section 2(a)(10) of the Securities Act of 1933, as amended.
Registration Statement means the registration statement filed by the Company with the SEC on Form S-11 (Reg. No. 333-170802 ), as amended from time to time, in connection with the Initial Public Offering.
REIT means a “real estate investment trust” under Sections 856 through 860 of the Code.
Sale means any transaction or series of transactions whereby: (A) the Company or the Operating Partnership sells, grants, transfers, conveys, or relinquishes its ownership of any Investment or portion thereof, including the transfer of any Property that is the subject of a ground lease, including any event with respect to any Investment that gives rise to a significant amount of insurance proceeds or condemnation awards, and including the issuance by one of the Company’s subsidiaries of any asset-backed securities or collateralized debt obligations as part of a securitization transaction; (B) the Company or the Operating Partnership sells, grants, transfers, conveys, or relinquishes its ownership of all or substantially all of the interest of the Company or the Operating Partnership in any Joint Venture in which it is a partner; or (C) any Joint Venture in which the Company or the Operating Partnership is a co-venturer or partner, sells, grants, transfers, conveys, or relinquishes its ownership of any Investment or portion thereof, including any event with respect to any Investment that gives rise to insurance claims or condemnation awards, and including the issuance by such Joint Venture or one of its subsidiaries of any asset-backed securities or collateralized debt obligations as part of a securitization transaction.
SEC means the United States Securities and Exchange Commission.
Securities means any Shares, any other stock, shares or other evidences of equity or beneficial or other interests, voting trust certificates, bonds, debentures, notes or other evidences of indebtedness, secured or unsecured, convertible, subordinated or otherwise, or in general any instruments commonly known as “securities” or any certificates of interest, shares or participations in, temporary or interim certificates for, receipts for, guarantees of, or warrants, options or rights to subscribe to, purchase or acquire, any of the foregoing.
Shares means shares of common stock of the Company, par value $.01 per share.
Special OP Units means the separate series of limited partnership interests to be issued in accordance with Section 8.04.
Stockholders means the registered holders of the Shares.
Subject Shares has the same meaning set forth in Section 12.04(iii).
Termination Date means the date of termination of the Agreement determined in accordance with Article 15 hereof.
Termination Event means the termination or nonrenewal of this Agreement: (i) in connection with a merger, sale of assets or transaction involving the Company pursuant to which a majority of the Board then in office are replaced or removed; (ii) by the Advisor for Good Reason or (iii) by the Company and the Operating Partnership other than for Cause.
2%/25% Guidelines means the requirement pursuant to the NASAA REIT Guidelines that, in any period of four consecutive fiscal quarters, total Operating Expenses not exceed the greater of 2% of the Company’s Average Invested Assets during such 12-month period or 25% of the Company’s Net Income over the same 12-month period.
ARTICLE 2

APPOINTMENT
The Company and the Operating Partnership hereby appoint the Advisor to serve as their advisor and asset manager on the terms and conditions set forth in this Agreement, and the Advisor hereby accepts such appointment.
ARTICLE 3

DUTIES OF THE ADVISOR
The Advisor is responsible for managing, operating, directing and supervising the operations and administration of the Company and its assets. The Advisor undertakes to use its commercially reasonable efforts to present to the Company and the Operating Partnership potential investment opportunities, to make investment decisions on behalf of the Company subject to the limitations in the Company’s Charter, the direction and oversight of the Board and Section 4.03 hereof, and to provide the Company with a continuing and suitable investment program consistent with the investment objectives and policies of the Company as determined and adopted from time to time by the Board. Subject to the limitations set forth in this Agreement, including Article 4 hereof, and the continuing and exclusive authority of the Board over the management of the Company, the Advisor shall, either directly or by engaging an Affiliate or third party, perform the following duties:
3.01    Offering Services. The Advisor shall manage and supervise:
(i)    Development of the Initial Public Offering and any subsequent Offering approved by the Board, including the determination of the specific terms of the securities to be offered by the Company, preparation of all offering and related documents, and obtaining all required regulatory approvals of such documents;
(ii)    Along with the Dealer Manager, approval of the participating broker-dealers and negotiation of the related selling agreements;
(iii)    Coordination of the due diligence process relating to participating broker-dealers and their review of the Registration Statement and other Offering and Company documents;
(iv)    Preparation and approval of all marketing materials contemplated to be used by the Dealer Manager or others relating to the Offering;
(v)    Along with the Dealer Manager, negotiation and coordination with the transfer agent for the receipt, collection, processing and acceptance of subscription agreements, commissions, and other administrative support functions;
(vi)    Creation and implementation of various technology and electronic communications related to the Offering; and
(vii)    All other services related to the Offering, other than services that (a) are to be performed by the Dealer Manager, (b) the Company elects to perform directly or (c) would require the Advisor to register as a broker-dealer with the SEC, FINRA or any state.
3.02    Acquisition Services. The Advisor shall:
(i)    Serve as the Company’s investment and financial advisor and obtain certain market research and economic and statistical data in connection with the Company’s Investments and investment objectives and policies;
(ii)    Subject to Article 4 hereof and the investment objectives and policies of the Company: (a) locate, analyze and select potential Investments; (b) structure and negotiate the terms and conditions of transactions pursuant to which the Investments will be made; and (c) acquire Investments on behalf of the Company;
(iii)    Oversee the due diligence process related to prospective Investments;
(iv)    Prepare reports regarding prospective investments which include recommendations and supporting documentation necessary for the Board to evaluate the prospective investments;

(v)    Obtain reports (which may be prepared by the Advisor or its Affiliates), where appropriate, concerning the value of prospective Investments of the Company; and
(vi)    Negotiate and execute approved Investments and other transactions.
3.03    Asset Management Services. The Advisor shall:
(i)    Investigate, select, and, on behalf of the Company, engage and conduct business with such Persons as the Advisor deems necessary to the proper performance of its obligations hereunder, including but not limited to consultants, accountants, lenders, technical advisors, attorneys, brokers, underwriters, corporate fiduciaries, escrow agents, depositaries, custodians, agents for collection, insurers, insurance agents, developers, construction companies, Operators and any and all Persons acting in any other capacity deemed by the Advisor necessary or desirable for the performance of any of the foregoing services;
(ii)    Monitor applicable markets and obtain reports (which may be prepared by the Advisor or its Affiliates) where appropriate, concerning the value of Investments of the Company;
(iii)    Monitor and evaluate the performance of Investments of the Company, provide daily management services to the Company and perform and supervise the various management and operational functions related to the Company’s Investments;
(iv)    Formulate and oversee the implementation of strategies for the administration, promotion, management, operation, maintenance, improvement, financing and refinancing, marketing, leasing and disposition of Investments on an overall portfolio basis;
(v)    Oversee the performance by the Operators of their duties, including collection and proper deposits of rental payments and payment of Property expenses and maintenance;
(vi)    Conduct periodic on-site property visits to some or all (as the Advisor deems reasonably necessary) of the Properties to inspect the physical condition of the Properties and to evaluate the performance of the Operators;
(vii)    Review, analyze and comment upon the operating budgets, capital budgets and leasing plans prepared and submitted by each Operator and aggregate these property budgets into the Company’s overall budget;
(viii)    Coordinate and manage relationships between the Company and any Joint Venture partners; and
(ix)    Provide financial and operational planning services and investment portfolio management functions.
3.04    Accounting and Other Administrative Services. The Advisor shall:
(i)    Manage and perform the various administrative functions necessary for the management of the day-to-day operations of the Company;
(ii)    From time-to-time, or at any time reasonably requested by the Board, make reports to the Board on the Advisor’s performance of services to the Company under this Agreement;

(iii)    Make reports to the Board, at least annually, of the allocation of Investments that have been allocated by NSAM to the Company and any other programs advised, sponsored or organized by NSAM or its Affiliates;
(iv)    Coordinate with the Company’s independent accountants and auditors to prepare and deliver to the Company’s audit committee an annual report covering the Advisor’s compliance with certain material aspects of this Agreement;
(v)    Provide or arrange for administrative services and items, legal and other services, office space, office furnishings, personnel and other overhead items necessary and incidental to the Company’s business and operations;
(vi)    Provide financial and operational planning services and portfolio management functions;
(vii)    Maintain accounting data and any other information concerning the activities of the Company as shall be needed to prepare and file all periodic financial reports and returns required to be filed with the SEC and any other regulatory agency, including annual financial statements;
(viii)    Maintain all appropriate books and records of the Company;
(ix)    Oversee tax and compliance services and risk management services and coordinate with appropriate third parties, including independent accountants and other consultants, on related tax matters;
(x)    Supervise the performance of such ministerial and administrative functions as may be necessary in connection with the daily operations of the Company;
(xi)    Provide the Company with all necessary cash management services;
(xii)    Manage and coordinate with the transfer agent the distribution process and payments to Stockholders;
(xiii)    Consult with the officers of the Company and the Board and assist in evaluating and obtaining adequate insurance coverage based upon risk management determinations;
(xiv)    Provide the officers of the Company and the Board with timely updates related to the overall regulatory environment affecting the Company, as well as managing compliance with such matters;
(xv)    Consult with the officers of the Company and the Board relating to the corporate governance structure and appropriate policies and procedures related thereto; and
(xvi)    Oversee all reporting, record keeping, internal controls and similar matters in a manner to allow the Company to comply with applicable law including the Sarbanes-Oxley Act of 2002.
3.05    Stockholder Services. The Advisor shall:
(i)    Manage communications with Stockholders, including answering phone calls, preparing and sending written and electronic reports and other communications; and

(ii)    Establish technology infrastructure to assist in providing Stockholder support and service.
3.06    Financing Services. The Advisor shall:
(i)    Identify and evaluate potential financing and refinancing sources, engaging a third-party broker if necessary;
(ii)    Negotiate terms, arrange and execute financing agreements;
(iii)    Manage relationships between the Company and its lenders; and
(iv)    Monitor and oversee the service of the Company’s debt facilities and other borrowings.
3.07    Disposition Services. The Advisor shall:
(i)    Consult with the Board and provide assistance with the evaluation and approval of potential asset dispositions, sales or other liquidity events; and
(ii)    Structure and negotiate the terms and conditions of transactions pursuant to which Investments may be sold.
ARTICLE 4

AUTHORITY OF ADVISOR
4.01    Powers of the Advisor. Subject to the express limitations set forth in this Agreement and the continuing and exclusive authority of the Board over the management of the Company, the power to direct the management, operation and policies of the Company, including making, financing and disposing of Investments, and the performance of those services described in Article 3 hereof, shall be vested in the Advisor, which shall have the power by itself and shall be authorized and empowered on behalf and in the name of the Company to carry out any and all of the objectives and purposes of the Company and to perform all acts and enter into and perform all contracts and other undertakings that it may in its sole discretion deem necessary, advisable or incidental thereto to perform its obligations under this Agreement. The Advisor shall have the power to delegate all or any part of its rights and powers to manage and control the business and affairs of the Company to such officers, employees, Affiliates, agents and representatives of the Advisor or the Company as it may deem appropriate. Any authority delegated by the Advisor to any other Person shall be subject to the limitations on the rights and powers of the Advisor specifically set forth in this Agreement or the Charter.
4.02    Approval by the Board. Notwithstanding the foregoing, the Advisor may not take any action on behalf of the Company without the prior approval of the Board or duly authorized committees thereof if the Charter or Maryland General Corporation Law require the prior approval of the Board. If the Board or a committee of the Board must approve a proposed investment, financing or disposition or chooses to do so, the Advisor will deliver to the Board or committee, as applicable, all documents required by it to evaluate such investment, financing or disposition.
4.03    Modification or Revocation of Authority of Advisor. The Board may, at any time upon the giving of notice to the Advisor, modify or revoke the authority or approvals set forth in Article 3 and this Article 4 hereof; provided, however, that such modification or revocation shall be effective upon receipt by the Advisor and shall not be applicable to investment transactions to which the Advisor has committed the Company prior to the date of receipt by the Advisor of such notification.

ARTICLE 5

BANK ACCOUNTS
The Advisor may establish and maintain one or more bank accounts in the name of the Company and the Operating Partnership and may collect and deposit into any such account or accounts, and disburse from any such account or accounts, any money on behalf of the Company or the Operating Partnership, under such terms and conditions as the Board may approve, provided that no funds shall be commingled with the funds of the Advisor. The Advisor shall from time to time render appropriate accountings of such collections and payments to the Board and the independent auditors of the Company.

ARTICLE 6

RECORDS AND ACCESS
The Advisor, in the conduct of its responsibilities to the Company, shall maintain adequate and separate books and records for the Company’s operations in accordance with GAAP, which shall be supported by sufficient documentation to ascertain that such books and records are properly and accurately recorded. Such books and records shall be the property of the Company and shall be available for inspection by the Board and by counsel, auditors and other authorized agents of the Company, at any time or from time to time during normal business hours. The Advisor shall at all reasonable times have access to the books and records of the Company and the Operating Partnership.
ARTICLE 7

LIMITATION ON ACTIVITIES
Notwithstanding any provision in this Agreement to the contrary, the Advisor shall not take any action that, in its sole judgment made in good faith, would: (i) adversely affect the ability of the Company to qualify or continue to qualify as a REIT under the Code unless the Board has determined that the Company will not seek or maintain REIT qualification for the Company; (ii) subject the Company to regulation under the Investment Company Act of 1940, as amended; (iii) violate any law, rule, regulation or statement of policy of any governmental body or agency having jurisdiction over the Company, its Shares or its other securities; (iv) require the Advisor to register as a broker-dealer with the SEC or any state; or (v) violate the Charter or Bylaws. In the event an action that would violate (i) through (v) of the preceding sentence but such action has been ordered by the Board, the Advisor shall notify the Board of the Advisor’s judgment of the potential impact of such action and shall refrain from taking such action until it receives further clarification or instructions from the Board. In such event, the Advisor shall have no liability for acting in accordance with the specific instructions of the Board so given.
ARTICLE 8

FEES
8.01    Acquisition Fees. As compensation for the investigation, selection, sourcing and acquisition or origination (by purchase, investment or exchange) of Investments, the Company shall pay an Acquisition Fee to the Advisor for each such Investment (whether an acquisition or origination). With respect to the acquisition of Property to be wholly owned, directly or indirectly, by the Company, the Acquisition Fee payable to the Advisor shall equal to 2.25% of the sum of the amount actually paid or allocated to fund the acquisition of the Investment, inclusive of the Acquisition Expenses associated with such Investment and the amount of any debt associated with, or used to fund the investment in, such Investment. With respect to a Loan to be wholly owned, directly or indirectly, by the Company, the Acquisition Fee payable to the Advisor shall equal

1.0% of the principal amount of originated loans and 1.0% of the sum of the amount actually paid or allocated to fund the acquisition of a loan, inclusive of the Acquisition Expenses associated with such Investment and the amount of any debt associated with, or used to fund the investment in, such Investment. With respect to the acquisition of a Property or the acquisition or origination of a Loan through any Joint Venture in which the Company or the Partnership is, directly or indirectly, a partner, the Acquisition Fee payable to the Advisor shall equal: (i) 2.25%, with respect to Properties, of the portion of the amount actually paid or allocated to fund the acquisition, origination, development, construction or improvement of the Investment; (ii) 1.0% of the principal amount of originated Loans; and (iii) 1.0% of the portion of the amount actually paid or allocated to fund the acquisition of a loan, in each case inclusive of the Acquisition Expenses associated with such Investment, plus the amount of any debt associated with, or used to fund the investment in, such Investment that is attributable to the Company’s investment in such Joint Venture. Notwithstanding anything herein to the contrary, the payment of Acquisition Fees by the Company shall be subject to the limitations on acquisition fees contained in (and defined in) the Company’s Charter. The Advisor shall submit an invoice to the Company following the closing or closings of each acquisition or origination, accompanied by a computation of the Acquisition Fee. Generally, the Acquisition Fee payable to the Advisor shall be paid at the closing of the transaction upon receipt of the invoice by the Company; provided, however, that such Acquisition Fee shall be paid to an Affiliate of the Advisor that is registered as a FINRA member broker-dealer if applicable laws or regulations prohibit such payment to be made to a Person that is not a FINRA member broker-dealer. However, payment of the Acquisition Fee may be deferred, in whole or in part, as to any transaction in the sole discretion of the Advisor. Any such deferred Acquisition Fees shall be paid to the Advisor without interest at such subsequent date as the Advisor shall request.
8.02    Asset Management Fees. The Company shall pay the Advisor as compensation for the services described in Section 3.03 hereof a monthly fee (the “Asset Management Fee”) in an amount equal to one-twelfth of 1.0% of the sum of the Cost of Investments (or in the case of originated Loans, the principal amount), less any principal repaid by borrowers on Loans or other debt securities (or the Company’s proportionate share thereof in the case of an Investment made through a Joint Venture), as of the end of each month. For purposes of calculating the Asset Management Fee, the Cost of Investments for each Investment shall be prorated for the number of days during the applicable month that the Company owns such Investment. The Advisor shall submit a monthly invoice to the Company, accompanied by a computation of the Asset Management Fee for the applicable month. The Asset Management Fee shall generally be payable on the last day of the month that immediately follows the month in which such Asset Management Fee was earned, or the first business day following the last day of such month. However, payment of the Asset Management Fee may be deferred, in whole or in part, as to any transaction in the sole discretion of the Advisor. Any such deferred Asset Management Fees shall be paid to the Advisor without interest at such subsequent date as the Advisor shall request.
8.03    Disposition Fees. If the Advisor or any of its Affiliates provide a substantial amount of services (as determined by the Independent Directors) in connection with the Sale of a Property, the Advisor or such Affiliate shall receive a Disposition Fee of 2.0% of the Contract Sales Price of each Property sold and 1.0% of the Contract Sales Price for each Loan or other debt-related Investment sold. The Advisor shall also receive a Disposition Fee upon the maturity, prepayment, workout, modification or extension of a Loan or other debt-related Investment if there is a corresponding fee paid by the borrower to the Company, in which event the Advisor shall receive the lesser of: (i) 1.0% of the principal amount of the Loan or other debt-related Investment prior to such transaction; or (ii) the amount of the fee paid by the borrower in connection with such transaction. The payment of any Disposition Fees by the Company shall be subject to the limitations contained in the Company’s Charter. The Advisor shall submit an invoice to the Company following the closing or closings of each disposition, accompanied by a computation of the Disposition Fee. Generally, the Disposition Fee payable to the Advisor shall be paid at the closing of the transaction upon receipt of the invoice by the Company; provided, however, that such Disposition Fee shall be paid to an Affiliate of the Advisor that is registered as a FINRA member broker-dealer if applicable laws or regulations prohibit such payment to be made to a Person that is not a FINRA member broker-dealer. However, payment of the Disposition Fee may be deferred, in whole or in part, as to any transaction in the sole discretion of the Advisor. Any such deferred

Disposition Fees shall be paid to the Advisor without interest at such subsequent date as the Advisor shall request.
8.04    Operating Partnership Interests. The Advisor has made a capital contribution of $1,000 to the Operating Partnership in exchange for OP Units. In addition, an Affiliate of the Advisor has made a capital contribution of $1,000 to the Operating Partnership in exchange for Special OP Units. The Special OP Units shall be entitled to the distributions provided for, and shall be subject to redemption by the Operating Partnership, in accordance with the terms of the Operating Partnership Agreement. To the extent distributions to the Special OP Units are not paid from net sales proceeds, such amounts will count against the limit on Operating Expenses.
8.05    Changes to Fee Structure. In the event of Listing, the Company and the Advisor shall negotiate in good faith to establish a fee structure appropriate for a perpetual-life entity.

ARTICLE 9

EXPENSES
9.01    General. In addition to the compensation paid to the Advisor pursuant to Article 8 hereof, the Company shall pay directly or reimburse the Advisor or its Affiliates for all of the expenses paid or incurred by the Advisor or its Affiliates on behalf of the Company or in connection with the services provided to the Company pursuant to this Agreement, including, but not limited to:
(iii)    All Organization and Offering Expenses; provided, however, that the Company shall not reimburse the Advisor to the extent such reimbursement would cause the total amount spent by the Company on Organization and Offering Expenses to exceed 15.0% of the Gross Proceeds raised as of the date of the reimbursement and provided further that within 60 days after the end of the month in which an Offering terminates, the Advisor shall reimburse the Company to the extent the Company incurred Organization and Offering Expenses exceeding 15.0% of the Gross Proceeds raised in the completed Offering; the Company shall not reimburse the Advisor for any Organization and Offering Expenses that the Independent Directors determine are not fair and commercially reasonable to the Company; the Company shall not reimburse the Advisor for any individual retirement account custodian fees that the Advisor pays on behalf of Stockholders;
(iv)    Acquisition Fees and Acquisition Expenses incurred in connection with the selection and acquisition of Investments, including such expenses incurred related to assets pursued or considered but not ultimately acquired by the Company, provided that, notwithstanding anything herein to the contrary, the payment of Acquisition Fees and Acquisition Expenses by the Company shall be subject to the limitations contained in the Company’s Charter;
(v)    The actual out-of-pocket cost of goods and services used by the Company and obtained from entities not Affiliated with the Advisor;
(vi)    Interest and other costs for borrowed money or securitization transactions, including discounts, points and other similar fees;
(vii)    Taxes and assessments on income or Properties, taxes as an expense of doing business and any other taxes otherwise imposed on the Company and its business, assets or income;
(viii)    Out-of-pocket costs associated with insurance required in connection with the business of the Company or by its officers and Board;

(ix)    Expenses of managing, improving, developing, operating and selling Investments owned, directly or indirectly, by the Company, as well as expenses of other transactions relating to such Investments, including but not limited to prepayments, maturities, workouts and other settlements of Loans and other Investments;
(x)    All out-of-pocket expenses in connection with payments to the Board and meetings of the Board and Stockholders;
(xi)    Personnel and related employment costs incurred by the Advisor or its Affiliates in performing the services described in Article 3 hereof, including but not limited to reasonable salaries and wages, benefits and overhead of all employees directly involved in the performance of such services, provided that no reimbursement shall be made for costs of such employees of the Advisor or its Affiliates to the extent that such employees (A) perform services for which the Advisor receives Acquisition Fees or Disposition Fees or (B) serve as executive officers of the Company;
(xii)    Out-of-pocket expenses of providing services for and maintaining communications with Stockholders, including the cost of preparation, printing, and mailing annual reports and other Stockholder reports, proxy statements and other reports required by governmental entities;
(xiii)    Audit, accounting and legal fees, and other fees for professional services relating to the operations of the Company and all such fees incurred at the request, or on behalf of, the Board or any other committee of the Board;
(xiv)    Out-of-pocket costs for the Company to comply with all applicable laws, regulations and ordinances;
(xv)    Expenses connected with payments of Distributions made or caused to be made by the Company to the Stockholders;
(xvi)    Expenses of organizing, redomesticating, merging, liquidating or dissolving the Company or of amending the Charter or the Bylaws; and
(xvii)    All other out-of-pocket costs incurred by the Advisor in performing its duties hereunder.
9.02    Timing of and Additional Limitations on Reimbursements.
(i)    Expenses incurred by the Advisor on behalf of the Company and reimbursable pursuant to this Article 9 shall be reimbursed no less than monthly to the Advisor. The Advisor shall prepare a statement documenting the expenses of the Company during each quarter and shall deliver such statement to the Company within 45 days after the end of each quarter.
(ii)    Commencing upon the fourth fiscal quarter after the commencement of the Initial Public Offering, the following limitation on Operating Expenses shall apply: The Company shall not reimburse the Advisor at the end of any fiscal quarter for Operating Expenses that in the four consecutive fiscal quarters then ended (the “Expense Year”) exceed (the “Excess Amount”) the greater of 2% of Average Invested Assets or 25% of Net Income (the “2%/25% Guidelines”) for such year unless the Board determines that such excess was justified, based on unusual and nonrecurring factors that the Board deems sufficient. If the Board does not approve such excess as being so justified, any Excess Amount paid to the Advisor during a fiscal quarter shall be repaid to the Company. If the Board determines such excess was justified, then, within 60 days after the end of any fiscal quarter of the Company for which total reimbursed Operating Expenses for the Expense Year exceed the

2%/25% Guidelines, the Advisor, at the direction of the Board, shall cause such fact to be disclosed to the Stockholders in writing (or the Company shall disclose such fact to the Stockholders in the next quarterly report of the Company or by filing a Current Report on Form 8-K with the SEC within 60 days of such quarter end), together with an explanation of the factors the Board considered in determining that such excess expenses were justified. The Company will ensure that such determination will be reflected in the minutes of the meetings of the Board. All figures used in the foregoing computation shall be determined in accordance with GAAP applied on a consistent basis.
ARTICLE 10

OTHER SERVICES
Should: (i) the Operating Partnership request that the Advisor or any manager, officer or employee thereof render services for the Company other than as set forth in this Agreement; or (ii) there are changes to the regulatory environment in which the Advisor or Company operates that would increase significantly the level of services performed such that the costs and expenses borne by the Advisor for which the Advisor is not entitled to separate reimbursement for personnel and related employment direct costs and overhead under Article 9 of this Agreement would increase significantly, such services shall be separately compensated at such rates and in such amounts as are agreed by the Advisor and the Independent Directors, subject to the limitations contained in the Articles of Incorporation, and shall not be deemed to be services pursuant to the terms of this Agreement.
ARTICLE 11

VOTING AGREEMENT
The Advisor agrees that, with respect to any Shares now or hereinafter owned by it or its Affiliates, none of them will vote or consent on matters submitted to the Stockholders of the Company regarding: (i) the removal of the Advisor or any of its Affiliates as the Advisor; or (ii) any transaction between the Company and the Advisor or any of its Affiliates. This voting restriction shall survive until such time that the Advisor or any of its Affiliates is no longer serving as the Advisor.
ARTICLE 12

RELATIONSHIP OF ADVISOR AND COMPANY;
OTHER ACTIVITIES OF THE ADVISOR
12.01    Relationship. The Company and the Advisor are not partners or joint venturers with each other, and nothing in this Agreement shall be construed to make them such partners or joint venturers. Nothing herein contained shall prevent the Advisor from engaging in other activities, including, without limitation, the rendering of advice to other Persons (including other REITs) and the management of other programs advised, sponsored or organized by the Advisor or its Affiliates. Nor shall this Agreement limit or restrict the right of any manager, director, officer, employee or equityholder of the Advisor or its Affiliates to engage in any other business or to render services of any kind to any other Person. The Advisor may, with respect to any investment in which the Company is a participant, also render advice and service to each and every other participant therein. The Advisor shall promptly disclose to the Board the existence of any condition or circumstance, existing or anticipated, of which it has knowledge, that creates or could create a conflict of interest between the Advisor’s obligations to the Company and its obligations to or its interest in any other Person.
12.02    Time Commitment. The Advisor shall, and shall cause its Affiliates and their respective employees, officers and agents to, devote to the Company such time as shall be reasonably necessary to conduct the business and affairs of the Company in an appropriate manner consistent with the terms of this Agreement. The Company acknowledges that the Advisor and its Affiliates and their respective employees, officers and agents may also engage in activities unrelated to the Company and may provide services to Persons other than the Company or any of its Affiliates.
12.03    Investment Opportunities and Allocation. The Advisor shall be required to use commercially reasonable efforts to present a continuing and suitable investment program to the Company that is consistent with the investment policies and objectives of the Company, but neither the Advisor nor any Affiliate of the Advisor shall be obligated generally to present any particular Investment opportunity to the Company even if the opportunity is of a character that, if presented to the Company, could be taken by the Company. In the event an Investment opportunity is identified, the allocation procedures set forth under the caption “Conflicts of Interest—Allocation of Investment Opportunities” in any Prospectus (as it may be amended from time to time) or, following the termination of the Offering, in any report filed by the Company with the SEC disclosing such procedures, as they may be amended from time to time, shall govern the allocation of the opportunity among the Company, NorthStar Realty Finance Corp., NSAM, any of their Affiliates and any investment vehicles sponsored or managed by NorthStar Realty Finance Corp. or NSAM or any of their Affiliates.
12.04    Internalization and Liquidity Transaction. The Company shall consider becoming self-administered and self-managed once the Company’s assets and income are, in the view of the Board, including a majority of the independent directors of the Board, of sufficient size such that internalizing the management functions performed by the Advisor is in the best interests of the Stockholders, whether by means of a merger, stock acquisition, asset purchase or similar consolidation of the business and operations of the Advisor (an “Internalization Transaction”). In the event the Board determines to engage in an Internalization Transaction, the consideration payable therefor shall be subject to the following limitations:
(i)    All terms and conditions of the Internalization Transaction must be approved by the Board, including a majority of the independent directors.
(ii)    Any consideration payable shall be in the form of Shares and held in escrow by an independent financial institution (the “Escrow Agent”).
(iii)    No Shares received as consideration for the Internalization Transaction shall be released by the Escrow Agent until the earlier of:
(A)    the average closing price of the Shares over a five-day trading period on a national securities exchange equals a price that, when combined with prior Distributions paid on the Shares (other than Pre-Internalization Special Distributions) issued prior to Listing and outstanding at the time of the Internalization Transaction (the “Subject Shares”), equals the amount necessary for the holders of the Subject Shares to be deemed to have received in the aggregate the Original Issue Price of the Subject Shares plus a 6.75% cumulative, non-compounded, annual return on the Original Issue Price of the Subject Shares, assuming for purposes of this calculation that the holders of the Subject Shares have received the trading price, or
(B)    the consideration paid (or net sale proceeds distributed) to holders of the Subject Shares in an acquisition of the Company (whether by means of a merger, stock acquisition, asset purchase, or similar transaction) or from dissolution of the Company, when combined with prior Distributions paid on the Subject Shares (other than Pre-Internalization Special Distributions), equals the amount necessary for the holders of the Subject Shares to have received in the aggregate the Original Issue Price of the Subject Shares plus a 6.75% cumulative, non-compounded, annual return on the Original Issue Price of the Subject Shares.

(iv)    In the event a recapitalization, merger or similar transaction causes some of the Subject Shares to be exchanged or converted into securities that are not listed on a national securities exchange as of the Initial Escrow Release Date, then the Shares to be released from escrow shall be reduced to reflect the percentage of Subject Shares (and their equivalents) that are then listed, with the remaining Shares in escrow to be subsequently released in proportion to and as the remaining Subject Shares (and their equivalents) become listed.
(v)    Shares held in escrow pursuant to the foregoing shall be entitled to distributions like all other Shares. To the extent the Company is offering a Distribution Reinvestment Plan during the escrow period, the distributions shall be reinvested in Shares pursuant to the Distribution Reinvestment Plan. If the Company is not offering a Distribution Reinvestment Plan at any time when a distribution is made during the escrow period, the distribution shall be payable in cash. The distributions, whether reinvested in Shares or paid in cash, shall also be placed in escrow and not released until the above thresholds are reached. If the conditions to break escrow are not met within 10 years of the Internalization Transaction, all Shares in the escrow account shall become authorized but unissued shares and all cash in the escrow account shall belong to the Company. Shares held in escrow shall be voted on any matter in which common stockholders are entitled to vote in the same proportion as all other Shares that vote on the matter.
(vi)    Any Shares received as consideration for an Internalization Transaction may not be traded for a period of 180 days commencing on the date they are released by the Escrow Agent.
ARTICLE 13

THE NORTHSTAR NAME
NSAM and its Affiliates have a proprietary interest in the name “NorthStar.” NSAM hereby grants to the Company a non-transferable, non-assignable, non-exclusive royalty-free right and license to use the name “NorthStar” during the term of this Agreement. Accordingly, and in recognition of this right, if at any time the Company ceases to retain NSAM or one of its Affiliates to perform advisory services for the Company, the Company will, promptly after receipt of written request from the Sponsor, cease to conduct business under or use the name “NorthStar” or any derivative thereof and the Company shall change its name and the names of any of its subsidiaries to a name that does not contain the name “NorthStar” or any other word or words that might, in the reasonable discretion of NSAM, be susceptible of indication of some form of relationship between the Company and NSAM or any its Affiliates. At such time, the Company will also make any changes to any trademarks, servicemarks or other marks necessary to remove any references to the word “NorthStar.” Consistent with the foregoing, it is specifically recognized that NSAM or one or more of its Affiliates has in the past and may in the future organize, sponsor or otherwise permit to exist other investment vehicles (including vehicles for investment in healthcare-related real estate assets) and financial and service organizations having “NorthStar” as a part of their name, all without the need for any consent (and without the right to object thereto) by the Company. NSAM shall govern Company’s use of the name “NorthStar” and the Company’s use of the “NorthStar” name will be in strict accordance with any quality standards and specifications that may be established by Advisor and communicated to Company from time to time.
ARTICLE 14

TERM AND TERMINATION OF THE AGREEMENT
14.01    Term. This Agreement shall have an initial term of one year from the Effective Date and may be renewed for an unlimited number of successive one-year terms upon mutual consent of the parties. The Company (acting through the Independent Directors) will evaluate the performance of the Advisor annually before renewing this Agreement, and each such renewal shall be for a term of no more than one year. Any such renewal must be approved by the Independent Directors.

14.02    Termination by the Parties. This Agreement may be terminated:
(vii)    immediately by the Company or the Operating Partnership for Cause or upon the bankruptcy of the Advisor;
(viii)    upon 60 days written notice without Cause and without penalty by a majority of the Independent Directors of the Company; or
(ix)    upon 60 days written notice with Good Reason by the Advisor.
(x)    The provisions of Article 13, Section 14.03 and Articles 16 through 18 of this Agreement shall survive termination of this Agreement.
14.03    Payments on Termination and Survival of Certain Rights and Obligations. Payments to the Advisor pursuant to this Section 14.03 shall be subject to the 2%/25% Guidelines to the extent applicable.
(i)    After the Termination Date, the Advisor shall not be entitled to compensation for further services hereunder except it shall be entitled to receive from the Company or the Operating Partnership within 30 days after the effective date of such termination all unpaid reimbursements of expenses and all earned but unpaid fees payable to the Advisor prior to termination of this Agreement, subject to the 2%/25% Guidelines to the extent applicable.
(ii)    The Advisor shall promptly upon termination:
(C)    pay over to the Company and the Operating Partnership all money collected and held for the account of the Company and the Operating Partnership pursuant to this Agreement, if any, after deducting any accrued compensation and reimbursement for its expenses to which it is then entitled;
(D)    deliver to the Board a full accounting, including a statement showing all payments collected by it and a statement of all money held by it, covering the period following the date of the last accounting furnished to the Board;
(E)    deliver to the Board all assets and documents of the Company then in the custody of the Advisor; and
(F)    cooperate with the Company to provide an orderly transition of advisory functions.
ARTICLE 15

ASSIGNMENT
This Agreement may be assigned by the Advisor to an Affiliate with the approval of a majority of the Board (and with respect to any assignment to an Affiliate, also with the approval of a majority of the Independent Directors). The Advisor may assign any rights to receive fees or other payments under this Agreement without obtaining the approval of the Board. This Agreement shall not be assigned by the Company or the Operating Partnership without the consent of the Advisor, except in the case of an assignment by the Company or the Operating Partnership to a corporation or other organization that is a successor to all of the assets, rights and obligations of the Company or the Operating Partnership, in which case such successor organization shall be bound hereunder and by the terms of said assignment in the same manner as the Company and the Operating Partnership are bound by this Agreement. Nothing herein shall be deemed to prohibit or otherwise restrict any transfers or additional issuances of equity interests in the Advisor nor shall any such transfer or issuance be deemed an assignment for purposes of this Article 15.
ARTICLE 16

INDEMNIFICATION AND LIMITATION OF LIABILITY
16.01    Indemnification. Except as prohibited by the restrictions provided in this Section 16.01, Section 16.02 and Section 16.03, the Company and the Operating Partnership shall indemnify, defend and hold harmless the Advisor and its Affiliates, including their respective officers, directors, equity holders, partners and employees, from all liability, claims, damages or losses arising in the performance of their duties hereunder, and related expenses, including reasonable attorneys’ fees, to the extent such liability, claims, damages or losses and related expenses are not fully reimbursed by insurance. Any indemnification of the Advisor may be made only out of the net assets of the Company and not from Stockholders.
Notwithstanding the foregoing, the Company shall not indemnify the Advisors or its Affiliates for any loss, liability or expense arising from or out of an alleged violation of federal or state securities laws by such party unless one or more of the following conditions are met: (i) there has been a successful adjudication on the merits of each count involving alleged securities law violations as to the particular indemnitee; (ii) such claims have been dismissed with prejudice on the merits by a court of competent jurisdiction as to the particular indemnitee; or (iii) a court of competent jurisdiction approves a settlement of the claims against a particular indemnitee and finds that indemnification of the settlement and the related costs should be made, and the court considering the request for indemnification has been advised of the position of the SEC and of the published position of any state securities regulatory authority in which securities of the Company were offered or sold as to indemnification for violations of securities laws.
16.02    Limitation on Indemnification. Notwithstanding the foregoing, the Company and Operating Partnership shall not provide for indemnification of the Advisor or its Affiliates for any liability or loss suffered by any of them, nor shall any of them be held harmless for any loss or liability suffered by the Company, unless all of the following conditions are met:
(i)    The Advisor or its Affiliates have determined, in good faith, that the course of conduct that caused the loss or liability was in the best interests of the Company and the Operating Partnership.
(ii)    The Advisor or its Affiliates were acting on behalf of or performing services for the Company or the Operating Partnership.
(iii)    Such liability or loss was not the result of negligence or misconduct by the Advisor or its Affiliates.
(iv)    Such indemnification or agreement to hold harmless is recoverable only out of the Company’s net assets and not from the Stockholders.
16.03    Limitation on Payment of Expenses. The Company shall pay or reimburse reasonable legal expenses and other costs incurred by the Advisors or its Affiliates in advance of the final disposition of a proceeding only if (in addition to the procedures required by the Maryland General Corporation Law, as amended from time to time) all of the following are satisfied: (a) the proceeding relates to acts or omissions with respect to the performance of duties or services on behalf of the Company or the Operating Partnership, (b) the legal proceeding was initiated by a third party who is not a Stockholder or, if by a Stockholder acting in his or her capacity as such, a court of competent jurisdiction approves such advancement and (c) the Advisor or its Affiliates undertake to repay the amount paid or reimbursed by the Company Operating Partnership, together with the applicable legal rate of interest thereon, if it is ultimately determined that the particular indemnitee is not entitled to indemnification.
16.04    Indemnification by Advisor. The Advisor shall indemnify and hold harmless the Company and the Operating Partnership from contract or other liability, claims, damages, taxes or losses and related expenses including attorneys’ fees, to the extent that such liability, claims, damages, taxes or losses and related expenses are not fully reimbursed by insurance and are incurred by reason of the Advisor’s bad faith, fraud, misfeasance, intentional misconduct, negligence or reckless disregard of its duties; provided, however, that the Advisor shall not be held responsible for any action of the Board in following or declining to follow any advice or recommendation given by the Advisor.
ARTICLE 17

NON-SOLICITATION
During the period commencing on the Effective Date and ending one year following the Termination Date, the Company shall not, without the Advisor’s prior written consent, directly or indirectly; (i) solicit or encourage any person to leave the employment or other service of the Advisor or its Affiliates; or (ii) hire, on behalf of the Company or any other person or entity, any person who has left the employment within the one year period following the termination of that person’s employment with the Advisor or its Affiliates. During the period commencing on the date hereof through and ending one year following the Termination Date, the Company will not, whether for its own account or for the account of any other Person, intentionally interfere with the relationship of the Advisor or its Affiliates with, or endeavor to entice away from the Advisor or its Affiliates, any person who during the term of the Agreement is, or during the preceding one-year period, was a tenant, co-investor, co-developer, joint venturer or other customer of the Advisor or its Affiliates.
ARTICLE 18

MISCELLANEOUS
18.01    Notices. Any notice, report or other communication required or permitted to be given hereunder shall be in writing unless some other method of giving such notice, report or other communication is required by the Charter, the Bylaws or is accepted by the party to whom it is given, and shall be given by being delivered by hand or by overnight mail or other overnight delivery service to the addresses set forth herein:

To the Board, the Company or the Operating Partnership:	NorthStar Healthcare Income, Inc. 399 Park Avenue 18th Floor New York, New York 10022

To the Advisor:	NSAM J-NSHC Ltd c/o NSAM Luxembourg S.à r.l. 6ème étage, 6A route de Trèves L-2633 Senningerberg Grand-Duchy of Luxembourg Attention: General Counsel

Either party may at any time give notice in writing to the other party of a change in its address for the purposes of this Section 18.01.
18.02    Modification. This Agreement shall not be changed, modified, terminated or discharged, in whole or in part, except by an instrument in writing signed by both parties hereto, or their respective successors or permitted assigns.

18.03    Severability. The provisions of this Agreement are independent of and severable from each other, and no provision shall be affected or rendered invalid or unenforceable by virtue of the fact that for any reason any other or others of them may be invalid or unenforceable in whole or in part.
18.04    Construction. The provisions of this Agreement shall be construed and interpreted in accordance with the laws of the State of New York.
18.05    Entire Agreement. This Agreement contains the entire agreement and understanding between the parties hereto with respect to the subject matter hereof, and supersedes all prior and contemporaneous agreements, understandings, inducements and conditions, express or implied, oral or written, of any nature whatsoever with respect to the subject matter hereof. The express terms hereof control and supersede any course of performance and/or usage of the trade inconsistent with any of the terms hereof. This Agreement may not be modified or amended other than by an agreement in writing.
18.06    Waiver. Neither the failure nor any delay on the part of a party to exercise any right, remedy, power or privilege under this Agreement shall operate as a waiver thereof, nor shall any single or partial exercise of any right, remedy, power or privilege preclude any other or further exercise of the same or of any other right, remedy, power or privilege, nor shall any waiver of any right, remedy, power or privilege with respect to any occurrence be construed as a waiver of such right, remedy, power or privilege with respect to any other occurrence. No waiver shall be effective unless it is in writing and is signed by the party asserted to have granted such waiver.
18.07    Gender. Words used herein regardless of the number and gender specifically used, shall be deemed and construed to include any other number, singular or plural, and any other gender, masculine, feminine or neuter, as the context requires.
18.08    Titles Not to Affect Interpretation. The titles of Articles and Sections contained in this Agreement are for convenience only, and they neither form a part of this Agreement nor are they to be used in the construction or interpretation hereof.
18.09    Counterparts. This Agreement may be executed in any number of counterparts, each of which shall be deemed to be an original as against any party whose signature appears thereon, and all of which shall together constitute one and the same instrument. This Agreement shall become binding when one or more counterparts hereof, individually or taken together, shall bear the signatures of all of the parties reflected hereon as the signatories.

IN WITNESS WHEREOF, the parties hereto have executed this Agreement as of the date and year first above written.

NorthStar Healthcare Income, Inc.

By:	/s/ Ronald J. Lieberman
Name: Ronald J. Lieberman
Title: Executive Vice President, General Counsel & Secretary

NorthStar Healthcare Income Operating Partnership, LP

By:	NorthStar Healthcare Income, Inc.,
its General Partner

By:	/s/ Ronald J. Lieberman
Name: Ronald J. Lieberman
Title: Executive Vice President, General Counsel & Secretary

NSAM J-NSHC Ltd

By:	/s/ Daniel R. Gilbert
Name: Daniel R. Gilbert
Title: Director

NorthStar Asset Management Group Inc.

By:	/s/ Ronald J. Lieberman
Name: Ronald J. Lieberman
Title: Executive Vice President, General Counsel & Secretary